Exhibit 23.2
CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.
We consent to the references to us and to estimates of reserves contained in “Part I, Item 1 and 2. Business and Properties — Natural Gas and Oil Reserves” in this Annual Report on Form 10-K of The Houston Exploration Company for the year ended December 31, 2006 and in Houston Exploration’s previously filed Registration Statements (and any prospectus supplement thereto) with file numbers as follows: (i) 333-78843 dated May 20, 1999, 333-113659 dated March 16, 2004 and 333-120000 dated December 3, 2004, on Form S-3; (ii) 333-106836 dated December 4, 2003 and 333-140532 dated February 8, 2007, on Form S-4; and (iii) 333-36977 dated October 1, 1997, 333-47370 dated October 5, 2000, 333-59698 dated April 27, 2001, 333-75264 dated December 17, 2001, 333-99799 dated September 19, 2002 and 333-117789 dated July 30, 2004, on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons

Executive Vice President
Houston, Texas
February 28, 2007